Renaissance Capital Greenwich Funds

October 1, 2014

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Re:  RENAISSANCE CAPITAL GREENWICH FUNDS (the "Trust")

Ladies and Gentlemen:

Please  be advised  that the  undersigned  Trust  has established  a new series of shares to be known  as Renaissance International IPO ETF (the "Portfolio"), which is expected to become effective on October 1, 2014.

In accordance with Section 12, the Additional Portfolios provision, of the Transfer Agency and Services Agreement dated as of September 3, 2013 by and between State Street Bank and Trust Company ("State Street") and Renaissance Capital Greenwich Funds (as amended, modified, or supplemented from time to time, the "Agreement"), the undersigned Trust hereby requests that State Street act as Transfer Agent for the new Portfolio under the terms of the Agreement.  In connection  with such request, the undersigned Trust hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please  indicate  your  acceptance  of  the  foregoing  by executing  two  copies  of  this  letter  agreement, returning one to the Portfolio and retaining one for your records.

Sincerely,

RENAISSANCE  CAPITAL GREENWICH FUNDS

Title: President, Duly Authorized

Title: Executive VP, Duly Authorized

Effective Date: October 1, 2014